CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 25, 2016, accompanying the financial statements of Quality Municipals Income Trust, 71st Limited Maturity Series (included in Invesco Unit Trusts, Municipal Series 1149) as of April 30, 2016, and for the period from May 20, 2013 (date of deposit) through April 30, 2014 and for each of the two years in the period ended April 30, 2016 and the financial highlights for the period from May 20, 2013 (date of deposit) through April 30, 2014 and for each of the two years in the period ended April 30, 2016, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-185919) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 25, 2016